                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 6)*

                            PSYCHEMEDICS CORPORATION
                                (Name of Issuer)

                                  Common Stock
                          Title of Class of Securities

                                    744375205
                                 (CUSIP Number)

                                DECEMBER 31, 2002
              Date of Event which requires filing of this statement

Check the appropriate box to designate the rule pursuant to which this schedule is filed:

| |     Rule 13d-1(b)
|X|     Rule 13d-1(c)
| |     Rule 13d-1(d)

      *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 11 Pages

CUSIP No. 744375205                                           Page 2 of 11 pages

                                  SCHEDULE 13G
                                 AMENDMENT NO. 6

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Richard T. Christoph IRA
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a)  |_|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S. Citizen
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           373,475
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         373,475
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     373,475
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          |_|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     7.1%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 744375205                                           Page 3 of 11 pages

                                  SCHEDULE 13G
                                 AMENDMENT NO. 6

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Richard T. Christoph, Trustee of the Richard T. Chirstoph Living Trust,
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a)  |_|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S. Citizen
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           65,700
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         65,700
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     65,700
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          |_|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     1.4%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 744375205                                           Page 4 of 11 pages

                                  SCHEDULE 13G
                                 AMENDMENT NO. 6

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Ann B. Christoph IRA
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a)  |_|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S. Citizen
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           3,850
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         3,850
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,850
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          |_|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.1%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 744375205                                           Page 5 of 11 pages

                                  SCHEDULE 13G
                                 AMENDMENT NO. 6

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Richard T. Christoph, Trustee of the Carla C. McMahon Trust
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a)  |_|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S. Citizen
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           43,700
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         43,700
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     43,700
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          |_|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.8%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 744375205                                           Page 6 of 11 pages

                                  SCHEDULE 13G
                                 AMENDMENT NO. 6

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Christoph Securities, Inc. (36-275512)
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a)  |_|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Illinois
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           106,600
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         106,600
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     106,600
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          |_|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     2.0%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 744375205                                           Page 7 of 11 pages

                       SECURITIES AND EXCHANGE COMMISSION

                                  SCHEDULE 13G
                                 AMENDMENT NO. 6

Item 1      (a)   Name of Issuer: Psychemedics Corporation

            (b)   Address of Issuer's Principal Executive Offices:

                        1280 Massachusetts Ave., Suite 200
                        Cambridge, MA 02138

Item 2      (a)   Name of Person Filing:

                        Richard T. Christoph IRA
                        Richard T. Christoph, Trustee of the Richard T. Christoph Living Trust,
                        Ann B. Christoph IRA,
                        Richard T. Christoph, Trustee of the Carla C. McMahon Trust, and Chirstoph Securities, Inc.

            (b)   Address of Principal Business Office or, if none, Residence:

                        1650 Tall Grass Lane
                        Lake Forest, Illinois 60045

            (c) Citizenship: All above persons are U.S. Citizens, except for Christoph Securities, Inc., which is an Illinois corporation.

            (d)   Title of Class of Securities: Common Stock, $.005 par value

            (e)   CUSIP NUMBER: 744375205

Item 3 If this statement is filed pursuant to Sections 240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

                                 Not Applicable

CUSIP No. 744375205                                           Page 8 of 11 pages

Item 4      (a)   Amount Beneficially Owned: 603,325

            (b)   Percent of Class: 11.5%

            (c)   Number of Shares as to which such person has:

                  (i)   sole power to direct the vote 603,325

                  (ii)  shared power to vote or to direct the vote 0

                  (iii) sole power to dispose or to direct the disposition of
                        603,325

                  (iv)  shared power to dispose or to direct the disposition of
                        0

The Shares of stock owned by each person is as follows:

            Richard T. Chirstoph IRA                   383,475
            Richard T. Christoph, Trustee of
                the Richard T. Christoph Trust          65,700
            Ann B. Christoph IRA                         3,850
            Richard T. Christoph, Trustee of
                Carla C. McMahon Trust                  43,700
            Chrstoph Securities, Inc.                  106,600
                                                       -------
                                                       603,325

Item 5      Ownership of Five Percent or Less of a Class:

            Not Applicable

Item 6      Ownership of More than Five Percent on Behalf of Another Person:

            Not Applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

            Not Applicable

Item 8      Identification and Classification of Members of the Group:

            Not Applicable

CUSIP No. 744375205                                           Page 9 of 11 pages

Item 9      Notice of Dissolution of Group:

            Not Applicable

Item 10     Certification

            (a)   Not Applicable

            (b) By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as participant in any transaction having that purpose or effect.

      After reasonable inquiry and to the best of my knowledge and belief, I hereby certify that the information set forth in this statement is true, complete and correct.

                                           February 12, 2003
                                           -------------------------------------
                                           Date


                                           /s/ Richard T. Christoph
                                           -------------------------------------
                                           Signature

                                           Richard T. Christoph, on behalf of
                                           the Richard T. Christoph IRA
                                           -------------------------------------
                                           Name/Title


                                           /s/ Richard T. Christoph
                                           -------------------------------------
                                           Signature

                                           Richard T. Christoph, Trustee of
                                           the Richard T. Christoph Trust
                                           -------------------------------------
                                           Name/Title

CUSIP No. 744375205                                          Page 10 of 11 pages


                                         /s/ Ann B. Christoph
                                         ---------------------------------------
                                         Signature

                                         Ann B. Christoph, on behalf of
                                         the Ann B. Christoph IRA
                                         ---------------------------------------
                                         Name/Title


                                         /s/ Richard T. Christoph
                                         ---------------------------------------
                                         Signature

                                         Richard T. Christoph, as Trustee of the
                                         Carla C. McMahon Trust
                                         ---------------------------------------
                                         Name/Title


                                         /s/ Richard T. Christoph
                                         ---------------------------------------
                                         Signature

                                         Richard T. Christoph, as President of
                                         Christoph Securities, Inc.
                                         ---------------------------------------
                                         Name/Title

CUSIP No. 744375205                                          Page 11 of 11 pages

                                                                       EXHIBIT A

                             JOINT FILING AGREEMENT
                          PURSUANT TO RULE 13d-1(k)(1)

      The undersigned acknowledge and agree that the foregoing statement on
Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained herein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he, she or it knows or has reason to believe that such information is accurate.

Dated as of February 12, 2003

                                        /s/ Richard T. Christoph
                                        ----------------------------------------
                                        Richard T. Christoph, on behalf of
                                        the Richard T. Christoph IRA


                                        /s/ Richard T. Christoph
                                        ----------------------------------------
                                        Richard T. Christoph, Trustee of
                                        the Richard T. Christoph Trust


                                        /s/ Ann B. Christoph
                                        ----------------------------------------
                                        Ann B. Christoph, on behalf of
                                        the Ann B. Christoph IRA


                                        /s/ Richard T. Christoph
                                        ----------------------------------------
                                        Richard T. Christoph, as Trustee of the
                                        Carla C. McMahon Trust


                                        /s/ Richard T. Christoph
                                        ----------------------------------------
                                        Richard T. Christoph, as President of
                                        Christoph Securities, Inc.